EXHIBIT 99.1
[Grant Prideco Letterhead]

(a)	FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com
Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com
GRANT PRIDECO REPORTS DILUTED EPS of $0.20, NET OF REFINANCING CHARGES OF $0.21 PER SHARE
HOUSTON, TEXAS, July 28, 2005 — Grant Prideco, Inc. (NYSE:GRP) announced that its second quarter 2005 income from continuing operations more than doubled to $25.8 million ($0.20 per diluted share) on record revenues of $316.9 million. These results include refinancing charges of $35.4 million ($0.21 per diluted share, net of tax), related to replacing its bank credit facility and the early redemption of the Company’s 9 5/8% Senior Notes. These results compared to income from continuing operations of $12.0 million ($0.10 per diluted share) on revenues of $224.7 million in last year’s second quarter. Each of the Company’s operating segments improved significantly over last year’s second quarter, benefiting from strong market demand across its product lines. The Company’s backlog (which includes deferred revenues) increased to a record $500.3 million at June 30, 2005.
Operating Income More Than Doubled
Operating income increased by $41.0 million, or 135%, in the second quarter of 2005 compared to last year’s second quarter. Consolidated operating income margins increased to 22.5% from 13.5%. The improved margins reflect increased volumes and better pricing, primarily at the Company’s Drilling Products and Services and Tubular Technology and Services segments, favorable product mix and manufacturing cost efficiencies implemented in 2004.
Other operating expenses (sales and marketing, general and administrative and research and engineering) increased $9.7 million compared to last year’s second quarter primarily due to increased sales and marketing expenses in the Company’s Drill Bits segment related to a 22% increase in drill bit revenues and higher incentive expenses. As a percentage of revenues, however, operating expenses were reduced to 21% from 25% in last year’s second quarter, reflecting the positive effects from the Company’s restructuring programs implemented during 2004.
Refinancing Charges
To decrease interest expense and improve flexibility, the Company embarked upon a comprehensive debt restructuring program during the second quarter of 2005. This program included a new $350 million credit facility (replacing its previous $190 million credit facility) and an early redemption of its $200 million 9 5/8% Senior Notes. The related refinancing charges associated with these transactions were $35.4 million.
Subsequent to quarter end, the Company announced that it issued $200 million of 6 1/8% Senior Notes due 2015 at par and commenced a cash tender offer and consent solicitation to purchase for cash any and all of its outstanding 9% Senior Notes due 2009. The Company expects to incur refinancing charges of approximately $22 million in the third quarter of 2005 for the early retirement of these Notes. Once these transactions are finalized, the Company will have completed its debt restructuring program and anticipates reducing its annual interest expense by approximately $19 million.
Other
Interest expense decreased by $1.3 million reflecting the early redemption of its 9 5/8% Senior Notes in June 2005. Equity income from the Company’s unconsolidated affiliates increased by $8.1 million, which reflects increased earnings at Voest-Alpine Tubulars (VAT) partially offset by increased development spending in the Company’s IntelliServ™ joint venture. VAT is currently benefiting from extremely strong demand for seamless OCTG products. Other income increased by $3.1 million primarily due to foreign exchange gains from the strengthening of the U.S. Dollar against the Euro and Sterling during the second quarter of 2005.
The Company’s annual effective tax rate is expected to be 28.2%, which resulted in the lowering of the second quarter 2005 tax rate to 24.5% due to the cumulative effect of the reduction from the previous quarter’s (i.e. March 31, 2005) effective tax rate of 31%. The rate decrease was primarily attributable to increased earnings at VAT, which is recorded net of tax. Taking into account taxes provided at VAT, the Company’s effective tax rate was 34% during the quarter.
The Company’s debt to book capitalization was 27.7% at June 30, 2005 and cash balance was $24.7 million bringing the net debt to book capitalization to 25.4%.
SEGMENT RESULTS

Drilling Products and Services
Revenues for the Drilling Products and Services segment were a record $144.4 million during the quarter. This represents a 60% increase compared to the prior year’s second quarter and a 12% increase sequentially. Operating income more than doubled to $43.1 million, compared to $19.3 million in last year’s second quarter. These improvements reflect a 27% increase in drill pipe footage sold, a 24% increase in average sales price per foot and a favorable mix of large diameter pipe sales. Backlog for this segment increased to a record $330.9 million at June 30, 2005.
Drill Bits
Revenues for the Drill Bits segment were a record $93.1 million during the quarter. This represents a 22% increase compared to prior year’s second quarter revenues of $76.6 million. This improvement primarily reflects a 13% increase in the average worldwide rig count, the DPI acquisition and higher tender sales. Sequentially, revenues improved by approximately 3% in spite of the impact of the seasonal slow down in Canada. Operating income margin during the second quarter of 2005 was 22% and was negatively impacted by provisions related to operational uncertainties in Venezuela.
Tubular Technology and Services
Revenues for the Tubular Technology and Services segment increased by 40% to $79.5 million, compared to the prior year’s second quarter of $56.9 million and increased 9% sequentially. Operating income margins increased to 24% from 4% in last year’s second quarter. These increases were primarily due to improved results in this segment’s TCA and Atlas Bradford product lines due to pricing improvements and strong demand for premium casing processing and threading services. Additionally, this segment’s results reflect the benefit of cost cutting initiatives implemented during 2004.
Corporate
Corporate expenses for the second quarter of 2005 were $11.5 million compared to $7.5 million in prior year’s second quarter. The increase was primarily due to higher costs for long-term incentive programs.
Subsequent Events
In July 2005, the Company acquired Corion Diamond Products, Ltd. (Corion), a coring business headquartered in Nisku, Alberta, for approximately $17 million in cash with up to an additional $9.5 million payable upon certain performance benchmarks. Corion’s flagship product is the Corion Express, which allows an operator to drill and core without tripping the drill string, providing substantial operational savings compared with conventional coring techniques.

     Also, as previously discussed, the Company priced an offering of $200 million principal amount of 6 1/8% Senior Notes due 2015 pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended. The transaction closed on July 27, 2005. The cash was used to fund the tender offer of the Company’s 9% Senior Notes.
     CEO COMMENTS
     Chairman and CEO, Michael McShane commented, “We are seeing the best industry conditions in the last several decades. The strong market, combined with our continued operational focus and capital discipline, has produced another record quarter. Our Drilling Products and Services segment delivered record revenues and operating income while our Tubular Technology and Services segment reported its highest ever operating income margin. Our Drill Bits segment increased revenues and operating income by over 20% from last year’s second quarter with only a 13% increase in worldwide drilling activity. Finally, our improved balance sheet should increase prospective earnings, as well as provide us with improved flexibility throughout industry cycles.
     “We currently expect the strong market conditions to continue. Our backlog grew to over $500 million at the end of the quarter, and we anticipate continued strong drilling activity and new rig completions for the balance of the year. As a result, we are increasing 2005 earnings guidance for the year to $1.60 to $1.65 per share, excluding any unusual items. For the third quarter, we anticipate continued strong drilling activity, partially offset by a higher tax rate, will result in earnings of $0.45 to $0.47 per share, excluding any unusual items.”
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.
     Conference Call
     Grant Prideco’s conference call to discuss second quarter financial results is scheduled for Thursday, July 28, 2005 at 9:00 a.m. EDT, (8:00 a.m. CDT, 6:00 a.m. PDT) and is accessible by dialing (800) 374-1805 and referencing passcode # 7552080. For further information on the call or the webcast, please visit the Company’s website at www.grantprideco.com or see the Company’s press release announcing the earnings conference call dated July 5, 2005.
     To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Grant Prideco’s website.
This press release contains, and statements made during our conference call relating to this press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)
Revenues	$316,947	$224,666	$609,043	$416,147
Operating Expenses:
Cost of sales	180,277	136,229	348,193	250,121
Sales and marketing	34,654	30,718	66,359	59,858
General and administrative	24,554	19,985	49,075	39,437
Research and engineering	6,189	4,969	11,952	10,321
Other charges	—	2,498	—	5,232

	245,674	194,399	475,579	364,969

Operating Income	71,273	30,267	133,464	51,178
Interest Expense	(9,230)	(10,495)	(19,240)	(20,990)
Other Income, Net	3,456	333	4,593	2,358
Equity Income (Loss) in Unconsolidated Affiliates	7,637	(481)	10,024	(287)
Refinancing Charges	(35,432)	—	(35,432)	—

Income From Continuing Operations Before Income Taxes and Minority Interests	37,704	19,624	93,409	32,259
Income Tax Provision	(9,232)	(6,058)	(26,295)	(10,869)

Income from Continuing Operations Before Minority Interests	28,472	13,566	67,114	21,390
Minority Interests	(2,644)	(1,521)	(4,620)	(2,781)

Income from Continuing Operations	25,828	12,045	62,494	18,609

Loss from Discontinued Operations, Net of Tax	—	(9,885)	—	(9,243)

Net Income	$25,828	$2,160	$62,494	$9,366

				—
Basic Net Income Per Share:
Income from continuing operations	$0.21	$0.10	$0.50	$0.15
Loss from discontinued operations	—	(0.08)	—	(0.07)

Net income	$0.21	$0.02	$0.50	$0.08

Basic weighted average shares outstanding	125,858	122,767	125,546	122,405

Diluted Net Income Per Share:
Income from continuing operations	$0.20	$0.10	$0.48	$0.15
Loss from discontinued operations	—	(0.08)	—	(0.07)

Net income	$0.20	$0.02	$0.48	$0.08

Diluted weighted average shares outstanding	129,310	125,383	128,899	124,863

Cash Flow Data:
Depreciation and amortization	$11,088	$11,322	$22,206	$21,761
Cash provided by operating activities	63,221	31,912	92,034	47,202
Cash used in investing activities	(5,136)	(12,189)	(15,731)	(13,977)
Cash provided by (used in) financing activities	(108,829)	(3,641)	(99,997)	(18,191)
Capital expenditures (a)	4,864	14,442	13,963	20,733

	June 30,	December 31,
	2005	2004
Balance Sheet Data:	(Unaudited)
Total assets	$1,368,735	$1,344,466
Total debt	300,222	381,954
Total liabilities	584,085	638,925
Stockholders’ equity	784,650	705,541

Backlog at Period Ended	$500,305	$291,916

(a)	Capital expenditures for property, plant, and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenues:
Drilling Products and Services	$144,356	$90,272	$272,706	$160,087
Drill Bits	93,089	76,585	183,715	155,843
Tubular Technology and Services	79,502	56,936	152,622	98,457
Other	—	873	—	1,760

	$316,947	$224,666	$609,043	$416,147

Operating Income (Loss):
Drilling Products and Services	$43,070	$19,326	$79,331	$27,906
Drill Bits	20,568	16,686	42,190	35,971
Tubular Technology and Services	19,225	2,298	34,486	2,983
Other	(110)	(528)	(220)	(1,707)
Corporate	(11,480)	(7,515)	(22,323)	(13,975)

	$71,273	$30,267	$133,464	$51,178

Depreciation and Amortization:
Drilling Products and Services	$3,512	$4,256	7,204	7,882
Drill Bits	3,761	3,047	7,401	6,060
Tubular Technology and Services	2,895	3,235	5,912	6,279
Other	18	48	36	148
Corporate	902	736	1,653	1,392

	$11,088	$11,322	$22,206	$21,761

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$1,966	$5,452	$4,792	$6,820
Drill Bits	1,564	6,274	3,612	8,075
Tubular Technology and Services	889	1,740	3,318	3,668
Other	—	—	—	446
Corporate	445	976	2,241	1,724

	$4,864	$14,442	$13,963	$20,733

OTHER INFORMATION AT JUNE 30, 2005:

Total Cash	$24,713

Total Debt	$300,222
Total Stockholders’ Equity	784,650

Total Book Capitalization	$1,084,872

Debt to Book Capitalization	27.7%

Net Debt (Net of Cash) to Book Capitalization	25.4%